                                                      Exhibit 10(xvi)
                             Lumex, Inc.
                          81 Spence Street
                     Bay Shore, New York  11706








                                               August 17, 1995



Mr. John R. Cowin
40 Preston Street
Huntington, New York  11743

Dear Skip:

                                   This letter confirms our agreement
concerning your employment with Lumex, Inc. (the "Company") as set forth below. Except as noted herein, this Agreement supersedes any prior Agreement with the Company relating to your employment.

                                   1. Term.  Your employment will be
for a term of one year beginning August 1, 1995 through July 31, 1996 (the "Term").

                                   2. Duties.

                                   (a)  You shall serve as the
Company's Chief Operating Officer. As such, you shall have all the functions, duties and responsibilities of a Chief Operating Officer. During the Term, you shall devote your full business time and energies to the business and affairs of the Company, and shall not accept other employment. You shall use your best efforts and abilities to promote the interests of the Company, to serve as a director or officer of any subsidiary of the Company to which you are elected and you shall perform such duties consistent with your status as Chief Operating Officer as may be assigned to you by the Company's Board of Directors ("Board").

                                   (b)  You will perform your
services principally at the Company's Bay Shore, New York executive office, acknowledging that the nature of your duties will require reasonable domestic and international travel from time to time.

                                   3. Compensation.  Your compensa-
tion shall consist of the salary and benefits described below:

                                   (a)  A base salary during the
Term at the annual rate of $237,000 ("Base Salary"). If this Agreement is renewed and the Term extended, the Compensation Committee of the Board shall review the Base Salary in accordance with the Company's customary practices respecting executive compensation.

                                   (b)  You shall participate in
the Company's Bonus Incen-tive Compensation Plan (the "BIC Plan") in accordance with its terms, except that your "Target" shall be 40%, your "Maximum" 80% and your "Max-Max" 120%, as each term is defined in the BIC Plan. In evaluating whether you meet your Target, 50% will be based upon the performance of the Company's Lumex division, and 50% on performance of the Cybex division. We both acknowledge in this regard that the Board has not yet approved a budget for the Cybex division.

                                   (c)  You shall be granted the
following under the Com-pany's 1995 Omnibus Incentive Plan based upon the market price of the Company's Common Stock as of the close of trading on August 2, 1995:

                                      (i)  A restricted stock grant
of 2,500 shares of restricted common stock, in accordance with the terms of a Restricted Stock Award agreement which will provide, among other things, that 20% of such restricted common stock shall vest on each July 31st during your continued employment with the Company; and

                                      (ii)  A non-qualified stock
option for 15,000 shares of common stock, in accordance with a grant letter which will provide, among other things, that such options will vest at the rate of 25% each year beginning on July 31, 1996.

                                   (d)  You shall receive a bonus
of $25,000, to be paid on signing this Agreement.

                                   (e)  You shall receive reim-
bursement of up to $5,000 for the reasonable fees of legal, accounting and other professional advisors for tax and estate planning and similar financial consulting advice.

                                   (f)         The Company
currently has a loan receivable from you in the amount of $58,000 (the "Loan"). To the extent that all or part of the Loan repre-sents "Market Loss" (defined below) on the sale of your former residence in Wyckoff, New Jersey, that portion of the Loan ("Base Loan Amount") shall automatically be reduced, on the first day of each month during your continued employment with the Company, beginning on August 1, 1995, by an amount computed by dividing the Base Loan Amount by 24. You shall not be required to pay any interest on the Loan, and the Company shall tax protect you for the amount of the Base Loan Amount reduced hereunder by paying you additional compensation sufficient to reimburse you for the federal and state income tax, at your highest marginal rate, that you are required to pay on both the forgiveness of debt income and such additional compensation ("Tax Reimbursement"). The amount of the Tax Reimbursement shall be determined by and set forth in a certificate of your tax accountant, subject to review by the Company's accountants. The Base Loan Amount shall be determined by your furnishing the Company's Chief Financial Officer with satis-factory documentation of the Market Loss. Market Loss means the difference between the actual gross sales price of your former residence and the sum of (i) your cost for your former residence and (ii) the cost of your renovations, construction, re-construc-tion and other capital improvements to it. In no event shall Market Loss exceed the amount of the Loan.

                                   (g)         You shall be
reimbursed for your actual ordinary and reasonable out-of-pocket expenses incurred in the conduct of the Company's business. You shall either receive an annual automobile allowance (payable in monthly installments) or be furnished with a company-leased automobile, in either case commensurate with your position as and in accordance with the policies and procedures that the Company applies to a senior executive officer.

                                   (h)  All compensation and
benefits shall be subject to all withholdings that the Company determines are required by federal, state or local law, and to such deductions as may be applicable under the various benefit plans in which you participate.

                                   4. Other Benefits.  In addition
to the compensation and benefits described in paragraph 3, you shall receive paid vacation of four weeks, in accordance with the policies and procedures that the Company applies to a senior executive officer. You shall be eligible for and participate in sick leave and coverage under any life, health, dental, disability or other insurance programs made available to other senior executive officers. You shall also be eligible to participate in any pension, profit-sharing, restricted stock award, stock option or other future employment benefit, incentive or compensation program made available to senior executive officers of the Company.

                                   5. Termination.  Termination of
employment can occur in the following manner:

                                   (a)         The Company shall
have the right to terminate this Agreement "for cause", which as used herein shall be limited to one or more of the following:

                                      (i)  fraud or embezzlement,
or conviction of a felony or the entry of a plea (including a plea of nolo contendere) for any felony.

                                      (ii)  breach of your material
obligations under the confidentiality or non-competition obliga-tions described in paragraph 8;

                                      (iii)  any act of moral
turpitude or willful miscon-duct which either results in your personal enrichment at the Company's expense or, in the reasonable judgment of the Board, has a material adverse impact on the business or reputation of the Company or any of its affiliates; or

                                      (iv)  your material breach of
or willful failure or refusal to perform your obligations under this Agreement. You will not be considered to have materially breached this Agreement or willfully failed to perform your obligations if you correct the same 30 days after the Board provides notice to you specifying the nature of the breach, failure or refusal, or if the Board determines that you did not act in bad faith or that your action or inaction was based on your reasonable belief that it was in the Company's best interests.

                                   (b)  If you should die during
the Term.

                                   (c)         If you become
"disabled" during the Term. For the purpose of this Agreement, disability shall mean either any disability as defined under the Company's disability insurance policy that is applicable to you, or if no such policy is available, a determination by a licensed physician practicing in New York City or Long Island that you have suffered any physical or mental disability or incapacity which causes you to be incapable of performing the services required under paragraph 2. You will be considered "disabled" if the disability actually prevents you from performing such services for a period of three consecutive months or a total of three months during any twelve-month period.

                                   (d)         The Company may
terminate this Agreement at any time without cause, or it may elect not to renew your employment after the end of the Term. In either event, you shall receive the following:

                                      (i)  Your Base Salary, at the
annual rate in effect at the time of such termination, for a period of 12 months after the effective date of termination. In this case, the Base Salary shall be paid to you in such intervals and in the same manner as it was paid at the time of termination;

                                      (ii)  The right to exercise
through July 31, 1997 any stock options which are exercisable at that date;

                                      (iii)  Any restricted stock
awards which have vested at the effective date of termination; and

                                      (iv)  Until the sooner of (A)
the date you have a new, permanent employment position at a level of compensation that is comparable to your Base Salary or (B) one year after the effec-tive date of termination, you shall continue to have use of your Company automobile on the same terms as at present, and you and your family members shall continue to participate in the Company's health, medical and dental programs, consistent with past practice.

                                   6. Other Termination Provisions.


                                   (a)  Upon any termination of
your employment, you shall resign from all positions and offices with the Company and its subsidiaries, whether or not you submit a formal letter of resigna-tion. Any termination shall not affect your confidentiality or non-disclosure obligations referred to in paragraph 8.

                                   (b)  Any termination shall be by
notice given in accor-dance with paragraph 10(e), shall specify the effective date of termination, and shall provide the reasons for such action, as required by paragraph 5.

                                   (c)  If termination occurs as a
result of death, the Company shall pay to your spouse, if she survives you, or to such persons as your legal representative may direct if your spouse does not survive you, an amount equal to your then effective Base Salary and such other compensation or benefits to which you are entitled, prorated to the date of death. If termination occurs under para-graph 5(a), the Company shall pay you your then effective Base Salary and any other compensation or benefits prorated to the effective date of termination.

                                   (d)  Any amount of the Loan
outstanding at the effective date of termination shall be offset against the severance pay and benefits you will receive under paragraph 5.

                                   7. Representations and Cove-
nants.

                                   (a)  You represent and warrant
to the Company that you are not now subject to any non-competition, restrictive covenant or other restriction or agreement which would prevent, limit or impair in any way your ability to perform all your obligations under this Agreement. You have no obligation to any former employer or other person which is inconsistent with or conflicts with your duties and obligations hereunder, and the terms and conditions of the services to be performed for the Company, as set forth herein. You have not ever applied for and been denied a resident visa for employment in the United States, and you know of no reason why you would not be able to obtain the resident visa necessary for you to enter into this Agreement and perform your services as contemplated by it.

                                   (b)  At the Company's request,
you shall complete reasonable medical examinations from time to time if necessary to obtain insurance on your life for any "keyman" insurance policy the Company may apply for, or if required under any Company sponsored benefit plan. However, to the extent the non-competition provisions of that agreement cover a shorter time, the period shall be enlarged to extend through the end of any payment period under paragraph 5(d).

                                   8. Confidentiality, Ownership
and Non-Competition Agreements. If you have not already done so, you shall sign the same agreements with the Company concerning confidentiality, ownership of inventions and other discoveries, and non-competition which the Company customarily requires of its senior executive officers at the same time you sign this Agreement. If you have signed it, you reconfirm and agree to all the terms of such agree-ment. However, to the extent the non-competition provisions of that agreement cover a shorter time, the period shall be enlarged to extend through the end of any period you continue to receive payments under this Agreement or under your Change of Control agreement.

                                   9. Change of Control.  The
Change of Control Agreement that you and the Company previously executed is not affected by this Agreement.

                                   10.         Miscellaneous.

                                   (a)  Your obligations under this
Agreement are not assignable (except as provided in paragraph 6(c))
and shall not be delegated.   This Agreement and all of the
Company's rights and obligations hereunder may be assigned or transferred to and shall be assumed by and be binding upon any corporation or other business entity which, by merger, consolida-tion, purchase of the assets or otherwise, including after a Change of Control, acquires all or a material part of the assets of the Company.

                                   (b)  If any provision contained
in this Agreement or the agreements referred to in paragraph 8 is determined to be unenforceable for any reason, the remainder of this Agreement or such other agreements shall be construed as if such provision was not included, and the remaining parts shall continue in full effect. If the unenforceability relates to the scope, duration or the area covered by any non-competition agreement, we agree that the court making such determination shall have the power to reduce the breadth of its scope or the duration or area of such restriction, and in reduced form, such restriction shall then be enforceable.

                                   (c)  This Agreement is executed
and delivered in the State of New York and shall be interpreted in accordance with New York law, without regard to its principles of conflicts of laws. Any action or proceeding to enforce any provisions of this Agree-ment may be brought in a federal or state court located in the New York State Counties of New York, Nassau or Suffolk, and any such action may be commenced and process served as provided in the laws or rules applicable to the federal or state court where the action is brought.

                                   (d)  This Agreement and those
referred to in paragraphs 8 and 9 constitute the entire understand-ing of the parties with respect to your employment with the Company, and they may not be amended, and none of their respective provisions may be waived other than by a writing signed by both of us.

                                   (e)  All notices and other
communications required or permitted hereunder shall be in writing and shall be sufficient if delivered personally, sent by any national overnight courier or mailed by certified mail, return receipt requested, to the addresses indicated on page one. Any item delivered in accordance with the provisions of this paragraph shall be deemed to have been delivered (i) on the date of personal delivery, (ii) on the business day following the date sent by overnight courier or (iii) on the fifth business day following the date on which it was so mailed, as the case may be. Notice to the Company shall be to the attention of its Chief Operating or Chief Financial Officer.

                                   Please countersign this letter
where indicated, whereupon it will become our binding Agreement.
We look forward to your joining us on September 1st.


                                      Sincerely,


                                      LUMEX, INC.


                                      By: /s/ John C. Spratt
                                         Name:  John C. Spratt
                                         Title: Chairman
Accepted and Agreed to:


 /s/ John R. Cowin
 John R. Cowin